Exhibit 99.1


The BFGoodrich Company                    Media Contact:     Rob Jewell
4020 Kinross Lakes Parkway                                   (330) 659-7999
Richfield, Ohio  44286                    Investor Contact:  John Bingle
                                                             (330) 659-7788


            BF GOODRICH TO RESTRUCTURE PERFORMANCE MATERIALS BUSINESS
                 Cost Savings of $10-12 Million Expected


         RICHFIELD, Ohio, February 17 -The BFGoodrich Company today announced it will realign its Brecksville, Ohio-based Performance Materials business in order to strengthen customer and market focus, simplify business structure and enhance productivity. The actions are expected to result in cost savings of $10 to $12 million annually.

         "Our Performance Materials businesses will move into the new millennium leaner, stronger and more agile," said David L. Burner, BFGoodrich chairman and chief executive officer. "As a result of this realignment, our Performance Materials businesses will be more responsive to our global customers and better able to support the growth and profitability goals of our company."

         David B. Price, president and chief operating officer, BFG Performance Materials and an executive vice president of BFGoodrich, said that as part of the realignment, 150 to 160 of the 625 positions at the Brecksville headquarters will be eliminated.

          "This action represents an ambitious realignment of our Performance Materials businesses that we believe is essential in order to enhance our ability to grow globally, facilitate acquisition integration and reduce our costs," Price said. "This realignment will drive margin improvement, support earnings growth and foster closer alignment with customer expectations." Price said the realignment also will enable the Performance Materials business to move quickly to deliver products and technologies.

         "We understand the upheaval and turmoil that these actions will cause for a number of our colleagues," Price said. "But we believe that this realignment is necessary for us to move ahead, poised for profitable growth in a competitive global economy."

         BFGoodrich is leading provider of aircraft systems and services and performance materials for a wide range of consumer and industrial products.






February 17, 1999